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                                                               Exhibit 10.12

                              CERTIFIED TRANSLATION

TRANSLATION FROM THE GERMAN LANGUAGE
*TRANSLATOR'S NOTES*
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                     LEASE AGREEMENT FOR COMMERCIAL PREMISES

                                  MADE BETWEEN

                               MR. HEINZ DEHNERT,
                    GRUNSTRASSE 1, 79232 MARCH-HUGSTETTEN

                                   - LESSOR -

                                       AND

                      THE COMPANY OF HARVARD APPARATUS GMBH
                  C/O ATTORNEYS AT LAW MEINECKE, SEIBT, KAISER
                  KAISER-JOSEPH-STRASSE 271, 79098 FREIBURG

                                   - LESSEE -

                                    Section 1

                CONTRACTING PARTIES, OBJECT OF THE LEASE, PURPOSE
                                OF THE AGREEMENT

Lessor shall let out to Lessee a partial surface of the real-estate registered in the Land Register of March-Hugstetten, Page 121, lot No. 1341 and 1344, Grunstrasse 1, 79232 March-Hugstetten, including buildings erected upon for the operation of a company for production and distribution of scientific devices. Any substantial change of use requires the prior written approval of Lessor. The leased premises and free spaces are marked with red ink on the enclosed layout. This layout shall be part of the Lease Agreement.

                                    Section 2

                              RENT AND INCIDENTALS

The monthly rent shall be 8,000.00 DM plus the respectively applicable statutory value-added tax. In addition, Lessee shall bear the following costs:

         Running public burdens imposed on the real-estate, cost of electricity and water supply as well as drainage, cost of heating and warm water, cost of tree and sidewalk cleaning, waste removal costs, house cleaning costs, cost of garden maintenance including the cutting of hedges, general illumination, chimney sweeping, costs of fire, property, and public-liability insurance as well as a other operational costs, such as costs for piping and gutter cleaning, maintenance of fire-extinguishing devices and lightning conductors, waste disposal and so on.


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         The above incidentals are to be paid by Lessee to the possible extent directly to the respective service or utility companies. The incidentals remaining thereafter shall be invoiced separately in proportion to their occurrence and shall be paid by Lessee to the Lessor immediately.

                                    Section 3

                                  PAYMENT MODE

The rent plus value-added tax are to be paid monthly in advance, at the latest by the 3rd working day of a calendar month at no cost to Lessor into Lessor's account No. 14486 with the Volksbank Emmendingen-Kaiserstuhl eG, sort code 68092000. The relevant date as to the due date of payment shall be the date of crediting in the account of Lessor.

                                    Section 4

                                  RENT CHANGES

If the monthly price index of living as determined by the Federal Statistical Office for all private households of the entire territory of the Federal Republic (1995=100) by more than 10 points compared to the level as of the date of the last determination of the rent, the respectively last rent owed shall be modified accordingly from the 1st day of the month following the modification of the index, without any separate modification request from any of the contracting parties being required. The starting basis shall then be the index level in month 12/1999.

If the agreed index is discontinued during the term of the Agreement, the contracting parties shall agree on a regulation coming the closest possible to the commercial objective of this clause.

                                    Section 5

                        DURATION OF THE LEASE/TERMINATION

1. The tenancy shall commence on 11.11.1999 and end on 30.11.2004. Upon the lapse of this period, Lessor shall have the right to requests a prolongation of the tenancy by additional five years on the same lease conditions. Such a request for prolongation shall be made in writing and reach Lessee at the latest six months prior to the end of the Agreement.

2. Each contracting party shall have the right to terminate the tenancy without notice if the respective other contracting party, at its own fault, breaches its obligations to such an extent, especially in that it causes a disturbance of the domestic peace so lastingly that


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         the continuation of the tenancy would be unreasonable to the respective other party (Section 554 a "BGB" *German Civil Code*).

3.       Lessor shall have the right to terminate the tenancy without notice if

         a) Lessee defaults payment of a non-negligible portion of the rent for successive due dates, or if it continues to owe parts of the rent at multiple occasions and the balance overdue reaches the amount of the rent being due for two months (Section 554 section 1 sentence 1 no. 1 "BGB").

         b) Lessee, or the party to whom Lessee has left the object of the lease for use, respectively, despite a warning from the side of Lessor, continues any agreement-breaching use of the object of the lease in a manner which impairs Lessor's rights to a considerable extent, especially in that Lessee continues to tolerate any authorized use by third parties, or in that Lessee considerably endangers the object of the lease by way of neglecting its due-diligence obligations (Section 553 "BGB").

4. In particular, Lessor may terminate the Agreement without notice if Lessee is insolvent, or if insolvency proceedings into its property were applied for, opened, or rejected for lack of funds.

5. Termination shall be made by registered mail with an indication of grounds.

                                    Section 6

                                UPKEEP AND REPAIR

1.       Upkeep work

         Lessor shall have maintained all technical of appliances and equipment which it is authorised to use at the required intervals by a specialist, and it shall provide Lessor with a proof of such maintenance. This applies in particular to gas, oil-heating, electrical, and air-conditioning equipment.

2.       Repair work

         Lessee shall be repair any damages and disturbances to structural and technical equipment within the object of the lease immediately (in the case of Lyons, up to the point of connection to the main line), if they are caused by the use of the object of the lease. Broken window panes within the area of the leased premises as well as any damage occurring to company signs of Lessee are to be replaced by Lessee.


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                                    Section 7

                                  IMPROVEMENTS

1.       Any improvement-repair work shall be borne by Lessee.

         Improvement repair work shall include painting and wall-papering of the ceilings and walls, painting of the heating radiators as well as the expert special cleaning of the floor coatings.

2. Lessee shall not bear any tear or wear other than its own. It shall perform the improvement repair work at its own discretion, but in any case upon termination of the tenancy.

                                    Section 8

                                ADVERTISING SIGNS

Lessee shall have the right to affix advertising signs in the hall to the legally permitted extent. Lessee shall be responsible for obtaining any official authorisations required.

                                    Section 9

                 DEFECTS TO THE OBJECT OF THE LEASE/SETTING OFF

1. Lessor shall not be liable for defects which were already present at the time of entering into the Agreement. Lessee shall not have any damage claims towards Lessor for reason of defects occurring after the execution of the Agreement, unless such damage was caused wilfully or by gross negligence on the side of Lessor or its agents.

2. Lessee shall have the right to set off Lessor's rent claims against undisputed or legally founded claims.

                                   Section 10

                        ACCESS TO THE OBJECT OF THE LEASE

For the purpose of verifying its condition or for the purpose of reading off metres, Lessor or its agents shall have the right to access the object of the lease at reasonable intervals and after proper notification. If Lessor wishes to sell the real estate, or if the Lease Agreement is terminated, Lessor or his agents, even together with prospective purchasers or tenants, shall have the right to access the object of the lease upon notification in due time. As for the rest, Lessor shall have the right to access the object of the lease without prior notification in the case of imminent danger.


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                                   Section 11

                     HANDING OVER OF THE OBJECT OF THE LEASE

         Lessee shall take over the object of the lease in its as-is condition. Lessee acknowledges this condition as being in accordance with the Agreement.

                                   Section 12

                       DUE-DILIGENCE OBLIGATIONS OF LESSEE

1.       Cleaning obligation of Lessee

         Lessee agrees to keep clean the path in front of the object of the lease including the access to the garage and the parking lots, to keep them free of snow, and to grit/salt them in the case of ice. Lessee shall assume this obligation to maintain traffic safety with the commencement of the tenancy.

2. Lessee agrees to treat the leased premises including the equipment being jointly used together with other parties in a caring and responsible manner. In addition, Lessee shall keep the outer surfaces as at any time in a clean condition.

3. Lessee shall bear the costs of cleaning agents and grit; it shall make available and maintain the proper condition of the cleaning tools. It shall observe any regulation applicable under public law.

4. Lessee shall be liable for damages occurring by reason of any breaches of its due-diligence and notification obligations by its own fault, or by unauthorised changes in use. The same shall apply in the case of guilt on the side of employees of visitors of Lessee.

5. Lessor or its agents shall be informed immediately of any damage occurring to the house or to the leased promises. Lessee shall be liable for additional damages caused by delayed notification.

                                   Section 13

                                   SUBLETTING

1. Any subletting or transfer for use to third parties by Lessee shall require the prior written approval of Lessor. Such approval must only be withheld for cause. If such a permission has been granted, Lessor shall have the right to revoke it for cause. Such a cause shall be present in particular if the sub-tenants deviate considerably from the agreed transfer for use.


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2.       Lessee shall notify Lessor of any moving in or out of persons to whom it transfers the premises for use.

                                   Section 14

                       STRUCTURAL MODIFICATIONS BY LESSOR

Lessee shall tolerate any measures required for the preservation of the leased premises or the building. Likewise, Lessee shall tolerate any measures for the improvement of the leased premises or any other parts of the building, if such work affects these promises or building parts only to a minor degree.

To the extent to which Lessee is required tolerate measures in accordance with the preceding sentences, Lessee shall have no right to reduce the rent or to exercise any withholding right, or claim any damages. If measures are required which exclude the use of the premises for the agreed purposes or which impair such use considerably, Lessor agrees to reduce the rent for the duration of the impairment to a reasonable extent.

                                   Section 15

           STRUCTURAL MODIFICATIONS/INTEGRATION OF EQUIPMENT BY LESSEE

Structural modifications made by Lessor, in particular modifications of the building or components built in by Lessee* "tenant's improvements"* and installations, require the prior approval of Lessor. If Lessor grants this approval, Lessee shall be responsible for obtaining any permits under the building low and bear any costs in this context.

                                   Section 16

                           TERMINATION OF THE TENANCY

Lessee agrees to return the object of the lease on termination of the tenancy in a clear and property cleaned condition.

Lessee shall return any keys, including those procured by itself. Lessee shall be responsible for each and any damage incurred by Lessor or by a subsequent tenant for reason of any breach of these obligations.

When requested by Lessor, Lessee shall remove until the termination of the tenancy any equipment which it has incorporated in the leased premises and restore its initial condition.


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                                   Section 17

                 CHANGE IN THE LEGAL FORM/SALE OF THE OPERATION

Should the legal form of the company of Lessee change, or should there be are any changes in the Register of Trade, in the registration of trade, or in any other circumstances being of any relevance with regard to the tenancy, Lessee shall inform Lessor immediately.

If the operation of Lessee should be sold in whole or in part, the transfer of the Agreement upon the legal successor requires a previous agreement with Lessor. Lessor agrees to accept any transfer of the Agreement, unless important reasons should oppose to such a acceptance.

                                   Section 18

                                  WRITTEN FORM

The present Agreement contains the entirety of the agreements made. Any modifications and supplements of or to the present Agreement shall be made in writing.

This provision shall also apply to any deviation from the requirement of the written form.

                                   Section 19

                               SPECIAL AGREEMENTS

1. Lessee shall be liable to damages for any damage to the leased premises or to the building as well as to the installations belonging to the leased premises or to the building, to the extent to which such damages were caused by a fault on the side of Lessee or any of the following persons: employees, staff members, members of the company, sub-tenants, other persons to whom Lessee leaves the object of the lease for use, as well as visitors, customers, suppliers and craftsmen, to the extent to which the latter get in touch with object of the lease at the instance of Lessee.

2. Lessee is aware of the fact that the leased surface is subiect to the burden of a transit right for the respective owner of the lot no. 1341. Lessee agrees to observe this transit right.


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                                   Section 20

                               SALVADORIAN CLAUSE

Should any of the provisions of the present Lease Agreement become invalid, the validity of the remaining provisions of this Agreement shall not be affected.


      Place, date                                             Place, date


      - Lessor -                                              - Lessee -

      D- Heidelberg, November 26, 1999



                                    [Notary Stamp]   Translation certified
                                                              correct:


                                                              /S/ Albrecht Hull
                                                              -----------------
                                                              Albrecht Hull


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